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       KAMAN INTENDS TO TAKE $21.0 MILLION NON-CASH CHARGE
             RELATED TO MD HELICOPTERS CONTRACT WORK


BLOOMFIELD, Conn. (September 27, 2004)--Kaman Corporation (NASDAQ: KAMNA) today announced that it intends to take a non-cash sales and pre-tax earnings charge in the third quarter of approximately $21.0 million, eliminating its investment (principally billed receivables and recoverable costs-not billed) in contracts with MD Helicopters, Inc. (MDHI). These contracts provide for the production of helicopter fuselages and rotor blades but, because of payment issues, Kaman stopped work under this program in 2003. The charge is not expected to result in any future cash expenditures.

Paul Kuhn, chairman, president and chief executive officer of Kaman, said, "It has been our expectation that MDHI would be successful in executing its strategy to improve current financial and operational circumstances. MDHI management has indicated that, although it continues to work on this strategy, it has not been able to resolve the situation thus far; therefore, we have determined that, given the current circumstances, a sales and pre-tax charge in the amount of our investment under these contracts must be taken in compliance with accounting principles generally accepted in the U. S. We intend to maintain a business relationship with MDHI should it be successful in improving its financial and operational situation."

Kaman Corporation, based in Bloomfield, Conn., conducts business in the aerospace, industrial distribution and music markets.

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Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com
















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